Exhibit 99.1

Fieldstone Investment Corporation

FOR IMMEDIATE RELEASE:	11000 BROKEN LAND PARKWAY
COLUMBIA, MARYLAND 21044
WWW.FIELDSTONEINVESTMENT.COM

CONTACT:

MARK C. KREBS

DIRECTOR OF INVESTOR RELATIONS

TEL: 410-772-5160

TOLL-FREE: 866-438-1088

INVESTORS@FIELDSTONEINVESTMENT.COM

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES SECOND QUARTER 2006 RESULTS

COLUMBIA, MARYLAND, August 9, 2006 – Fieldstone Investment Corporation (NASDAQ: FICC) today announced its results of operations for the three and six months ended June 30, 2006.

KEY FINANCIAL RESULTS

•                  Fieldstone’s net income was $3.8 million in the second quarter of 2006, or $0.08 per share, compared with $12.9 million, or $0.27 per share, in the first quarter of 2006.

•                  Core net income was $4.0 million in the second quarter of 2006, or $0.08 core earnings per share, compared with $10.2 million, or $0.21 core earnings per share, in the first quarter of 2006.

•                  The investment portfolio totaled $5.7 billion at June 30, 2006, an increase of approximately $200 million during the second quarter.

•                  Fieldstone funded $1.5 billion of loans in the second quarter of 2006, for a total of $2.5 billion of loans funded in 2006 year to date.

•                  Cost to produce new mortgage loans improved to 2.58% in the second quarter of 2006, compared with 3.52% in the prior quarter.

•                  During the second quarter, gains on sales of mortgage loans, net decreased to 0.3% of loans sold from 1.6% in the preceding quarter, due primarily to a $4.5 million pre-tax charge to reduce second lien loans held for sale to the lower of cost or market value as a result of lower market demand.

“A challenging mortgage market contributed to disappointing earnings results this quarter,” stated Michael J. Sonnenfeld, President and Chief Executive Officer. “Our earnings were affected primarily by market driven factors, including decreased spreads on new originations of loans held for investment and reduced sales premiums on loans originated for sale.  In response to the challenging environment, we are changing our products, pricing and commission plans and are consolidating our branch operations. Despite the current market pressures, we will continue to build our origination franchise and will maintain our credit and pricing disciplines. We are confident that our mortgage banking initiatives will enable us to increase our originations and reduce our cost to originate. Our portfolio continues to demonstrate the long-term value we have built through its stable performance and below average loan losses. We continue to believe that our vertically integrated structure will create long-term shareholder value.”

DIVIDEND GUIDANCE

Fieldstone is reaffirming its previous guidance that dividends for common stockholders during 2006 are expected to total between $1.60 and $1.80 per share. However, there have been negative trends year-to-date of net interest margins on new loans, prepayment fees received on 2004’s loans and delinquencies and losses on loans originated in 2005 and 2006. If these negative trends continue, Fieldstone’s REIT income and dividends will be at the low end of this range and any further worsening of market conditions could cause the dividend to fall below this range. Because dividends are directly contingent on REIT income, the reduced gains on sales of mortgage loans reported by Fieldstone Mortgage Company, Fieldstone’s taxable REIT subsidiary, do not impact the REIT dividend.

The dividend guidance is based on management’s current estimates and forecasts for the fiscal year 2006, including the following:

•                  Total annual loan fundings of between $5.0 billion and $6.0 billion.

•                  Investment portfolio balance of $6.0 billion by year end 2006, which reflects a portfolio debt to equity leverage ratio of approximately 13 to 1.

•                  Average net interest spread of 2.75% on new loans added to the investment portfolio during the second half of 2006, which is the difference between the average interest rate of new loans over the two year swap rate.  This represents a decrease from the previous estimated spread of 2.90% due to the continued competition for new loans.

•                  Prepayment fee income averaging 0.5% of the portfolio balance throughout the remainder of 2006 compared to 0.65% in 2005, as more borrowers  delay  refinancing until after their prepay fee period expires.

•                  Common shares outstanding of 46.9 million as of June 30, 2006.

If the factors underlying Fieldstone’s dividend guidance, including the ones stated above, differ from management’s estimates, Fieldstone’s 2006 dividends could be significantly affected.

Fieldstone paid a regular quarterly dividend on July 31, 2006 of $0.44 per share for the second quarter of 2006, which was paid to stockholders of record on June 30, 2006, for a cumulative dividend of $0.92 for the first half of 2006.  Dividends of $1.82 per share were declared in 2005 related to estimated 2005 REIT taxable income, and Fieldstone estimates that between $0.35 and $0.40 per share of 2005 REIT taxable income will be included in dividends declared in 2006.  Fieldstone does not anticipate any carry-over of 2006 REIT taxable income into 2007.

FINANCIAL RESULTS

This press release discloses Fieldstone’s financial results under accounting principles generally accepted in the United States of America (GAAP).  Also presented are certain non-GAAP financial measures that management believes provide useful information to investors regarding Fieldstone’s financial performance.  The non-GAAP financial measures presented include core income from continuing operations, core earnings per share from continuing operations, core net income, core earnings per share, core return on average assets, core return on average equity, core net interest income and margin, cost to produce, and REIT taxable income.  Additional information about each of these non-GAAP financial measures, including a definition, the reason management believes its presentation provides useful information to investors, and a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in Schedule 2 of this press release.

Financial information in this press release presents the results of Fieldstone’s previous conforming origination business as a discontinued operation, following the sale in the first quarter of 2006 of the assets related to that business, and has been restated for the six months ended June 30, 2005 to correct the timing of the Company’s recognition of income tax expense, as previously announced on April 3, 2006.  Fieldstone’s continuing operations include its Investment Portfolio, Wholesale, Retail, and Corporate segments. With the exception of net income and core net income, the results of operations discussed in this press release do not include the results of discontinued operating unless otherwise indicated.

Net Income and Earnings per Share

Fieldstone’s net income for the second quarter of 2006 was $3.8 million, or $0.08 per share, compared with $12.9 million, or $0.27 per share, for the first quarter of 2006. Net income decreased during the quarter due primarily to an $8.3 million decline in gains on sales of mortgage loans. This decrease included a $4.5 million pre-tax charge to gains on sales to reduce second lien loans held for sale as of June 30, 2006 to the lower of cost or market value and a reduction in average gross premiums on loan sales to 1.7% in the second quarter of 2006 from 2.4% in the first quarter of 2006. The market value for second lien loans declined significantly in the second quarter of 2006 in response to a decline in the demand for second lien products in light of uncertainty regarding home price appreciation and future loan performance. The narrower net interest spreads, which contributed to lower gain on sale premiums, also reduced Fieldstone’s net yield after provision for loan losses on loans held for investment to 1.24% in the current quarter from 1.52% in the first quarter of 2006, as new portfolio loans with narrower margins replaced prepaying loans which were originated during periods of wider interest margins.

Net income for the second quarter of 2006 was $20.0 million lower than the $23.8 million, or $0.49 per share, earned in the same period in 2005, including a $24.1 million reduction in gains on sale partially offset by an $11.1 million increase in the market value change of Fieldstone’s interest rate swaps used to economically hedge its investment portfolio. The decline in gains on sale primarily reflects a 48% decrease in sales volume period over period, the reduction of gross sale premiums to 1.7% in the second quarter of 2006 from 3.3% in 2005, and the $4.5 million pre-tax charge to gains on sale in the second quarter of 2006 for the market value write-down of Fieldstone’s second lien inventory of loans held for sale.

Core Net Income and Core Earnings per Share

Core net income for the second quarter of 2006 was $4.0 million, or $0.08 core earnings per share, compared with $10.2 million, or $0.21 core earnings per share, in the first quarter of 2006. Core net income decreased in the second quarter due primarily to lower gains on sales of mortgage loans and decreased core net yield after the provision for loan losses on loans held for investment.

Core net income declined $31.9 million in the second quarter of 2006 compared with core net income of $35.9 million, or $0.74 core earnings per share, in the second quarter of 2005.  The decrease in core net income reflects a $24.1 million decrease in gains on sales due to a 48% decrease in sales volume combined with a net gain on sales margin decrease to 0.3% in the second quarter of 2006 compared with 2.2% in the same period of 2005. Core net interest income after provision for loan losses on loans held for investment also declined $6.1 million, reflecting the reduction in core yield to 2.02% in the second quarter of 2006 from 2.98% in the comparable period in 2005. Throughout 2005 and 2006, intense market competition prevented the coupon on new loans from increasing at the same rate as the rise in financing costs. As a result, new loans added to the portfolio had narrower net interest spreads compared with the loans which were originated during prior periods with wider net interest spreads that are now prepaying.

REIT Taxable Income

To maintain Fieldstone’s status as a REIT, the Company is required to distribute at least 90% of its REIT taxable income each year to its shareholders. Federal tax rules calculate REIT taxable income in a manner that, in certain respects, differs from the calculation of consolidated net income pursuant to GAAP. For a discussion of these differences, see Schedule 2 to this release.

Estimated REIT taxable income for the six months ended June 30, 2006 and the year ended December 31, 2005 is as follows (in millions)

	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Consolidated GAAP pre-tax net income	$12.7	$102.9
Plus:
Provision for loan losses in excess of actual charge-offs	0.5	21.5
Variance in recognition of net origination expenses	(0.2)	6.4
Less:
Taxable REIT subsidiary pre-tax net loss (income)	12.0	(9.6)
Mark to market valuation changes on derivatives	(0.7)	(9.0)
Miscellaneous other	0.7	(7.2)
Estimated REIT taxable income	$25.0	$105.0

Mortgage Loan Fundings

	Three Months Ended
($000)	June 30, 2006	March 31, 2006	June 30, 2005
Wholesale Division	$1,263,911	$860,523	$1,468,307
Retail Division	196,106	150,795	216,695
Total Fundings by Continuing Operations	1,460,017	1,011,318	1,685,002
Discontinued Conforming Division	—	127,797	330,005
Total Fundings	$1,460,017	$1,139,115	$2,015,007

Fieldstone funded a total of $1.5 billion of mortgage loans during the second quarter of 2006, a 44% increase over the first quarter of 2006 and a 13% decrease from the second quarter of 2005. The current period increase in loan fundings compared with the prior quarter reflects seasonal rises in loan originations combined with the introduction of new loan products. The 13% decrease in loan originations compared with the prior year reflects intense competition for new loans on both price and credit, triggered in part by a decline in the overall mortgage market.

Net Interest Income and Margin

Net interest margin after provision for loan losses for loans held for investment for the three months ended June 30, 2006, March 31, 2006, and June 30, 2005 was as follows:

	2Q 2006	1Q 2006	2Q 2005
Coupon interest income	7.21%	7.07%	6.65%
Amortization of deferred origination costs	(0.44)%	(0.50)%	(0.46)%
Prepayment fees	0.37%	0.41%	0.75%
Yield on loans held for investment	7.14%	6.98%	6.94%
Cost of financing loans held for investment (1)	5.63%	5.17%	3.70%
Net yield on loans held for investment (2)	1.63%	1.92%	3.34%
Provision for loan losses	(0.39)%	(0.40)%	(0.59)%
Yield on loans held for investment, after provision	1.24%	1.52%	2.75%

(1)          Cost of financing for loans held for investment does not include the effect of the interest rate swap agreements.

(2)          Net yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Net interest income after the provision for loan losses on loans held for investment was $17.4 million for the second quarter of 2006 compared with $20.8 million for the preceding quarter and $31.9 million for the second quarter of 2005. The period over period decrease in Fieldstone’s net interest margin after provision was due primarily to the 0.46% increase in the cost of financing the loans in its portfolio as interest rates continued to rise during the second quarter.  This expense increase was only partially offset by a 0.14% increase in coupon interest income in the second quarter due primarily to market competition for new loans which continued to limit rate increases on new loans. The 0.29% decrease in net yield also reflects the prepayment of older loans with higher net interest margins during the current quarter, as borrowers of Fieldstone’s older adjustable rate mortgage loans refinanced around the period that their loans reset from its initial fixed rate to an adjusting rate.

Net interest income on loans held for sale was $3.4 million for the second quarter of 2006, representing a 4.15% net interest yield, compared with $4.0 million for the first quarter of 2006, a 4.84% net interest yield, and $7.5 million for the second quarter of 2005, a 4.22% net interest yield.  The decline in net interest income compared with the second quarter of 2005 also is due primarily to the cost of financing increasing more than the rise in coupon rates for new loans and to a higher balance of loans held for sale in 2005.

Core Net Interest Income and Margin

Core net interest margin on loans held for investment after provision for loan losses for the three months ended June 30, 2006, March 31, 2006, and June 30, 2005 was as follows:

	2Q 2006	1Q 2006	2Q 2005
Yield on loans held for investment(1)	7.14%	6.98%	6.94%
Core cost of financing for loans held for investment	4.83%	4.46%	3.47%
Core yield on loans held for investment	2.41%	2.61%	3.57%
Provision for loan losses – loans held for investment	(0.39)%	(0.40)%	(0.59)%
Core yield on loans held for investment, after provision for loan losses	2.02%	2.21%	2.98%

(1)  Includes coupon interest income and prepayment fees, net of amortization of deferred costs.

Core net interest income after the provision for loan losses on loans held for investment was $28.4 million for the second quarter of 2006, compared with $30.2 million for the first quarter and $34.6 million for the second quarter of 2005. The core net interest margin after the provision for loan losses on loans held for investment decreased 0.19% in the second quarter of 2006 compared with the preceding quarter due to a 0.37% increase in core cost of financing for loans held for investment, reflecting an increase in the weighted average swap rate as older, lower rate swaps expired.  New swaps for loans at current market rates resulted in an increase in Fieldstone’s weighted average swap rate to 3.85% in the second quarter of 2006 from 3.52% in the preceding quarter and 2.78% in the second quarter of 2005.

The increase in core cost of financing in the second quarter of 2006 was partially offset by a 0.16% increase in the yield on loans held for investment, which includes both new originations at higher market coupons and higher coupons on the remaining loans which have reset from their initial fixed rate to an adjustable rate.

The decrease in core yield after provision for loan losses on loans held for investment in the second quarter of 2006 compared with the same period of 2005 was the result of financing costs increasing more than the rise in coupon rates for new loans, partially offset by a $1.0 billion increase in 2006 in the average balance of the Company’s portfolio of loans held for investment.

Gains on Sales of Mortgage Loans, Net

Gains on sales of mortgage loans, net were $2.0 million in the second quarter of 2006, compared with $10.3 million for the prior quarter, and $26.0 million for the second quarter of 2005.  Gains on sales decreased in the second quarter of 2006 compared with the prior quarter due primarily to a decline in the market value of certain second lien products late in the quarter, combined with lower premiums on the sale of first mortgages. As a result of industry concerns regarding a potential increase in second lien losses in the current environment of flattening home price appreciation and rising interest rates, the market value of the Company’s second liens held for sale as of June 30, 2006 declined below par value. Fieldstone recognized a $4.5 million pre-tax charge to gains on sales of loans to reduce its second lien loan inventory at period end to the lower of cost or market value. In response to this value decline at the end of the second quarter, Fieldstone discontinued the origination of lower FICO second lien products whose market value had been the most severely affected, and will continue to evaluate its product offerings to maximize sale premiums.

In July 2006, approximately $100 million of second liens previously held for sale were transferred to held for investment at their lower market value based on the projected return on the loans, including current rating agency loss forecasts.

The sales premiums earned on first lien mortgages declined to 2.1% in the second quarter of 2006 from 2.6% in the prior quarter, as a result of the market-driven reduction in the net interest spread on new loans sold.  Sales premiums in the first quarter of 2006 also included the fulfillment of an existing forward sale commitment at higher premiums.

Origination Expenses and Cost to Produce

Cost to produce

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
($000)	2006	2006	2005	2006	2005
Branch direct production expense	$28,190	$26,667	$28,825	$54,858	$54,796
Premiums paid to brokers	8,016	5,682	11,641	13,698	19,472
Fees collected	(9,346)	(7,080)	(10,044)	(16,426)	(17,285)
Net production costs	26,860	25,269	30,422	52,130	56,983
Corporate overhead	10,759	10,343	9,351	21,101	18,014
Cost to produce(1)	$37,619	$35,612	$39,773	$73,231	$74,997

Mortgage loan fundings(1)	$1,460,017	$1,011,318	$1,635,002	$2,471,336	$2,832,863

Cost to produce as % of mortgage loan fundings
Branch direct production expense	1.93%	2.64%	1.71%	2.22%	1.93%
Premiums paid to brokers	0.55%	0.56%	0.69%	0.55%	0.69%
Fees collected	(0.64)%	(0.71)%	(0.61)%	(0.67)%	(0.62)%
Net production costs	1.84%	2.49%	1.79%	2.10%	2.00%
Corporate overhead	0.74%	1.03%	0.57%	0.86%	0.65%
Cost to produce as % of mortgage loan fundings	2.58%	3.52%	2.36%	2.96%	2.65%

(1)          Excludes cost to produce and mortgage loan fundings relating to discontinued operations.

The decline in Fieldstone’s cost to produce to 2.58% in the second quarter of 2006 from 3.52% in the first quarter of 2006 is due primarily to increased origination volume supported by stable fixed costs. Fieldstone expects cost to produce to decrease further throughout the remainder of 2006 and into 2007 as a result of origination growth and the Company’s cost management initiatives.

Mortgage Loans Held for Investment, Net

	($000)	2Q 2006	1Q 2006	2Q 2005
	Beginning principal balance	$5,495,705	$5,530,216	$5,091,330
	Loans funded for investment	819,154	528,334	729,341
Less:	Loan repayments	(593,067)	(543,382)	(453,356)
	Transfers to mortgage loans held for sale, net	—	—	(530,830)
	Transfers to real estate owned	(26,901)	(19,463)	(7,916)
	Ending principal balance	5,694,891	5,495,705	4,828,569
	Plus: Net deferred loan origination (fees)/costs	37,372	36,776	37,945
	Ending balance mortgage loans held for investment	5,732,263	5,532,481	4,866,514
	Allowance for loan losses – loans held for investment	(44,749)	(45,744)	(30,690)
	Ending balance mortgage loans held for investment, net	$5,687,514	$5,486,737	$4,835,824
	Allowance for loan losses as a percentage of the principal balance of loans held for investment	0.79%	0.83%	0.64%

Fieldstone’s portfolio remained stable with moderate growth of $200.8 million in the second quarter of 2006. The constant prepayment rate (CPR) of the loans which reached their two year interest rate reset during the current quarter averaged 87 CPR compared with an average of 91 CPR in the first quarter of 2006. The increase in loan foreclosures during the second quarter of 2006 reflects the increase in delinquent loans as the portfolio ages.  Current delinquency rates continue to be below both industry averages and management’s previous expectations as a result of Fieldstone’s commitment to the credit quality of loans originated.

Delinquency, life to date losses, and weighted average coupon rates as of June 30, 2006 of loans held for investment by securitization pool were as follows:

	As of June 30, 2006
($000)	Current Principal Balance	Current Balance as Factor of Original Principal	% of Principal Balance Seriously Delinquent(1)	% of Cumulative Realized Losses(2)	Weighted Avg. Coupon	Avg. Age of Loans from Funding (months)
Loans held for investment-securitized:
FMIC Series 2003-1	$54,554	11%	20.1%	0.44%	9.16%	35
FMIT Series 2004-2	162,908	19%	17.3%	0.40%	9.18%	28
FMIT Series 2004-3	356,568	36%	9.3%	0.36%	8.01%	26
FMIT Series 2004-4	439,922	50%	8.4%	0.34%	7.00%	23
FMIT Series 2004-5	496,756	55%	7.3%	0.31%	6.77%	21
FMIT Series 2005-1	445,933	59%	6.6%	0.27%	6.89%	19
FMIT Series 2005-2	795,841	82%	5.9%	0.16%	7.11%	13
FMIT Series 2005-3	1,066,675	92%	4.7%	0.05%	7.31%	9
FMIT Series 2006-1	902,567	97%	3.5%	0.00%	7.93%	6
Total	4,721,724	59%	6.4%	0.25%		15
Loans held for investment-to be securitized	889,613	100%	1.6%	0.00%	8.28%	2
Loans held for investment-previously securitized	83,554	12%	18.3%	0.39%	9.35%	31
Total loans held for investment	$5,694,891	64%	5.6%	0.24%	7.61%	12

(1)             Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

(2)          Realized losses include charge-offs to the allowance for loan losses—loans held for investment related to loan principal balances and do not include previously accrued but uncollected interest, which is reversed against current period interest income.

The total portfolio delinquency status of mortgage loans held for investment as of June 30, 2006, March 31, 2006, and June 30, 2005 was as follows:

	June 30, 2006		March 31, 2006		June 30, 2005
($000)	Principal Balance	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,965,056	87.2%	$4,897,817	89.1%	$4,467,490	92.5%
30 days past due	411,390	7.2%	331,656	6.1%	226,477	4.7%
60 days past due	117,641	2.1%	94,519	1.7%	55,685	1.1%
90+ days past due	60,972	1.1%	59,063	1.1%	32,642	0.7%
In process of foreclosure	139,832	2.4%	112,650	2.0%	46,275	1.0%
Total	$5,694,891	100.0%	$5,495,705	100.0%	$4,828,569	100.0%
Seriously delinquent %		5.6%		4.8%		2.8%

The increase in the portfolio’s seriously delinquent loans through the second quarter of 2006 reflects the continued seasoning of the loans in the portfolio and the expected rise in the delinquency rate of the loan population, which has reset from an initial fixed coupon to a floating interest rate. Fieldstone’s portfolio delinquency and loss rates continue to be lower than industry averages.  Many lenders, including Fieldstone, have reported an increase in early payment defaults on more recent originations to levels approximating historical norms, which may increase industry-wide losses. Possible causes for the increased early payment defaults, which include an increase in consumer debt and higher average mortgage payments due to the rise in interest rates, continue to be closely monitored.

Mortgage Loans Held for Sale, Net

	($000)	2Q 2006	1Q 2006	2Q 2005
	Beginning principal balance	$314,147	$591,840	$272,368
	Loans funded, held for sale	640,863	610,781	1,285,666
	Transfers from mortgage loans held for investment	—	—	639,469
Less:	Loans sold	(630,091)	(880,930)	(1,536,713)
	Transfers to mortgage loans held for investment	—	—	(108,639)
	Loans paid off /other	5,470	(7,544)	(6,992)
	Ending principal balance	330,389	314,147	545,159
	Plus: Net deferred loan origination fees (costs)	455	1,469	4,145
	Less: Valuation allowances	(6,412)	(2,780)	(858)
	Ending balance mortgage loans held for sale, net	$324,432	$312,836	$548,446

Mortgage loans held for sale, net, totaled $324.4 million as of June 30, 2006, which consisted of the portion of the non-conforming fixed rate, second lien, and adjustable rate loans originated by Fieldstone not held for investment.  Mortgage loans held for sale increased during the second quarter as a result of the increase in fundings during the quarter.  The valuation allowance as of June 30, 2006 included the charge to reduce the second lien loans to the lower of cost or market and a $1.9 million allowance for loans deemed to be unsaleable at standard premiums.  The Company was not required to recognize a value write-down on second lien loans held for sale at any prior reporting period end.

Income Taxes

Fieldstone recognized a total income tax benefit of $3.3 million during the second quarter of 2006, related to the $9.2 million pre-tax net loss of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary.  FMC had a pre-tax net loss of $5.3 million, including discontinued operations, during the first quarter of 2006 and pre-tax net income of $7.7 million in the second quarter of 2005.

Conference Call

Fieldstone will hold a conference call on Thursday, August 10, 2006 at 10:00 a.m. Eastern Time to discuss its second quarter 2006 operating results.  The conference call may be accessed by dialing 800-817-4887 (domestic) or 913-981-4913 (international).  Please dial in at least 10 minutes prior to the start of the call.  The conference call will also be webcast live on the Internet at www.FieldstoneInvestment.com.  Interested participants should go to the Fieldstone website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast of Second Quarter 2006 Earnings Call” and follow the related instructions.

A replay of the conference call will be available on Fieldstone’s website at www.FieldstoneInvestment.com shortly after the conclusion of the call and will be archived on Fieldstone’s website for a minimum of 30 days following the conference call.  Interested participants may also access a replay of the conference call by telephone after 1:00 p.m. Eastern Time on Thursday, August 10, 2006 until 11:59 p.m. Eastern Time on Wednesday, August 16, 2006 by dialing 888-203-1112 (domestic) or 719-457-0820 (international), passcode 6048801.

About Fieldstone

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes.  Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country.  Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to (i) statements regarding the expected continued building of Fieldstone’s investment portfolio and origination business in 2006; (ii) the expected achievement of targeted leveraged returns on new loans;  (iii) expectations regarding its funding levels, cost to produce and initiatives on origination growth and cost management; and (iv) the reaffirmation of management’s previous guidance on dividends, including management’s current estimates and forecasts for 2006 on which this guidance is based, contained in the section titled “Dividend Guidance” of this press release.  These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and levels of origination costs; (iv) continued availability of credit facilities for the liquidity needed to support the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans on favorable economic terms; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of Fieldstone’s interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(Unaudited; in thousands, except share data)

	June 30,	March 31,	June 30,
	2006	2006	2005
			(As restated)
Assets

Cash	$31,638	$31,020	$38,435
Restricted cash	4,344	255,305	5,946
Mortgage loans held for sale, net	324,432	312,836	548,446
Mortgage loans held for investment	5,732,263	5,532,481	4,866,514
Allowance for loan losses – loans held for investment	(44,749)	(45,744)	(30,690)
Mortgage loans held for investment, net	5,687,514	5,486,737	4,835,824

Accounts receivable	31,543	13,062	7,204
Accrued interest receivable	31,946	29,043	23,417
Trustee receivable	103,071	119,771	95,561
Prepaid expenses and other assets	13,085	15,923	14,148
Real estate owned	34,786	22,304	7,685
Derivative assets	36,740	37,410	29,097
Deferred tax asset	14,572	16,855	18,953
Furniture and equipment, net	8,909	9,479	9,205
Total assets	$6,322,580	$6,349,745	$5,633,921

Liabilities and Shareholders’ Equity

Warehouse financing – loans held for sale	$277,773	$252,814	$361,747
Warehouse financing – loans held for investment	874,788	259,513	670,004
Securitization financing	4,614,204	5,241,266	3,968,008
Reserve for losses – loans sold	28,028	33,497	38,411
Dividends payable	20,638	23,298	—
Accounts payable, accrued expenses and other liabilities	23,453	22,499	24,411
Total liabilities	5,838,884	5,832,887	5,062,581

Commitments and contingencies

Shareholders’ equity:

Common stock $0.01 par value; 90,000,000 shares authorized; shares issued and outstanding of 46,904,485 as of June 30, 2006, 48,536,485 as of March 31, 2006, and 48,835,876 as of June 30, 2005	469	485	488
Paid-in capital	473,270	489,602	497,244
Accumulated earnings	9,957	26,771	79,057
Unearned compensation	—	—	(5,449)
Total shareholders’ equity	483,696	516,858	571,340
Total liabilities and shareholders’ equity	$6,322,580	$6,349,745	$5,633,921

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
			(As restated)		(As restated)
Revenues:
Interest income:
Loans held for investment	$100,440	$95,113	$80,574	$195,553	$163,410
Loans held for sale	6,991	6,601	12,846	13,592	17,133
Total interest income	107,431	101,714	93,420	209,145	180,543

Interest expense:
Loans held for investment	77,589	68,916	41,773	146,505	80,381
Loans held for sale	3,587	2,605	5,369	6,192	6,361
Total interest expense	81,176	71,521	47,142	152,697	86,742
Net interest income	26,255	30,193	46,278	56,448	93,801

Provision for loan losses – loans held for investment	5,466	5,393	6,863	10,859	11,357
Net interest income after provision for loan losses	20,789	24,800	39,415	45,589	82,444
Gains on sales of mortgage loans, net	1,953	10,295	26,033	12,248	34,502
Other income (expense) - portfolio derivatives	10,821	12,158	(9,432)	22,979	10,910
Fees and other income	(575)	350	9	(225)	295
Total revenues	32,988	47,603	56,025	80,591	128,151

Expenses:
Salaries and employee benefits	19,166	20,869	17,719	40,035	35,423
Occupancy	1,861	1,823	1,796	3,684	3,295
Depreciation and amortization	995	935	792	1,930	1,552
Servicing fees	2,723	2,569	1,743	5,292	4,347
General and administration	7,742	7,563	7,000	15,305	14,321
Total expenses	32,487	33,759	29,050	66,246	58,938

Income from continuing operations before income taxes	501	13,844	26,975	14,345	69,213

Income tax benefit (expense)	3,304	729	(2,454)	4,033	(2,297)
Income from continuing operations	3,805	14,573	24,521	18,378	66,916

Discontinued operations, net of income tax (including loss on disposal of $0.9 million, pre-tax)	—	(1,645)	(695)	(1,645)	(1,336)
Net income	$3,805	$12,928	$23,826	$16,733	$65,580

Earnings (loss) per share of common stock-basic and diluted:
Continuing operations	$0.08	$0.30	$0.50	$0.38	$1.38
Discontinued operations	—	(0.03)	(0.01)	(0.03)	(0.03)
Total	$0.08	$0.27	$0.49	$0.35	$1.35

Weighted average common shares outstanding-basic and diluted	47,677,853	48,273,985	48,462,126	47,974,272	48,462,057

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1 - Supplemental Data

(Unaudited; dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
Mortgage Loan Fundings
Non-conforming wholesale division	$1,263,911	$860,523	$1,468,307	$2,124,434	$2,444,212
Retail division	196,106	150,795	216,695	346,902	388,651
Total continuing operations	1,460,017	1,011,318	1,685,002	2,471,336	2,832,863
Discontinued operations	—	127,797	330,005	127,797	637,996
Total	$1,460,017	$1,139,115	$2,015,007	$2,599,133	$3,470,859

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	8.5%	8.5%	7.3%	8.5%	7.4%
Average interest swap rate during period	5.5%	5.1%	4.1%	5.3%	3.9%
Net interest spread	3.0%	3.4%	3.2%	3.2%	3.5%

Weighted average credit score	647	646	653	647	652
Weighted average loan to value	86.2%	84.6%	84.1%	85.5%	83.9%
Full documentation (1)	52.1%	54.1%	57.4%	52.9%	56.8%
Percentage held for investment	56.1%	53.9%	45.8%	51.8%	33.9%

Mortgage Loan Sales
Non-conforming wholesale and retail divisions	$630,091	$654,550	$1,206,195	$1,284,641	$1,735,746
Discontinued operations	—	226,380	330,518	226,380	603,699
Total	$630,091	$880,930	$1,536,713	$1,511,021	$2,339,445

Gain on Sale Margin from Continuing Operations
Gross premiums - loan sales, net of derivative gain/(loss)	1.7%	2.4%	3.3%	2.0%	3.1%
Fees collected, net of premiums paid	0.2%	0.2%	(0.0)%	0.2%	0.1%
Provision for loan losses - loans sold	(0.2)%	(0.3)%	(0.3)%	(0.2)%	(0.3)%
Direct origination costs	(0.7)%	(0.7)%	(0.8)%	(0.7)%	(0.8)%
Sub-total: Gain on sales before lower of cost or market adjustment	1.0%	1.6%	2.2%	1.3%	2.0%
Lower of cost or market adjustment (3)	(0.7)%	—	—	(0.4)%	—
Gain on sale of mortgage loans, net	0.3%	1.6%	2.2%	1.0%	2.0%

Gross premiums - loan sales, net of derivative gain/(loss)
First lien mortgage loans	2.1%	2.6%	3.0%	2.6%	3.2%
Second lien mortgage loans	(0.7)%	1.2%	1.5%	0.3%	2.1%
Total	1.7%	2.4%	3.3%	2.0%	3.1%

Statements of Condition Data
Average equity as a percentage of average assets	8.1%	8.6%	9.9%	8.4%	10.0%
Debt to capital	12.1	11.3	8.9	12.1	8.9
Book value per share	$10.31	$10.65	$11.70	$10.31	$11.70

Seriously delinquent - mortgage loans held for sale (2)	2.1%	3.9%	0.4%	2.1%	0.4%
Seriously delinquent - mortgage loans held for investment (2)	5.6%	4.8%	2.8%	5.6%	2.8%

(1)          Full documentation of non-conforming mortgage loan fundings also includes the bank statements program.

(2)          Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

(3)          Allowance to reduce $134.3 million of second lien loans held for sale as of June 30, 2006 to their net realizable market value. The allowance has been expressed as a percentage of total loan sales to calculate the gain on sale of mortgage loans, net as a percentage of total loan sales.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 2—Non-GAAP Financial Measures and Regulation G Reconciliations

Core income from continuing operations, core earnings per share from continuing operations (diluted), core net income, core earnings per share (diluted), core net interest income and margin, core return on average assets, core return on average equity, cost to produce, and REIT taxable income are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Core income from continuing operations is income from continuing operations less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share from continuing operations (diluted) is core income from continuing operations available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share (diluted) is core net income available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio, (b) the net cash settlements to terminate these derivatives prior to maturity and (c) the amortization of interest rate swap buydown payments.  Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” in the consolidated statement of operations.

Core return on average assets is core net income divided by average total assets.

Core return on average equity is core net income divided by core average total equity, which is the equity balance at the end of the reporting period less the cumulative non-cash mark to market gains or losses on interest rate swap and cap agreements and the cumulative amortization of interest rate swap buydown payments.

Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

REIT taxable income is consolidated GAAP pre-tax net income plus (a) provision for loan losses in excess of actual charge-offs and (b) variance in recognition of net origination expenses, less (c) taxable REIT subsidiary pre-tax net (income) loss, and (d) mark to market valuation changes on derivatives.

Management believes the core financial measures are useful to investors because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes and the amortization of swap buydown payments.  Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio.  Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) – portfolio derivatives” on the consolidated statements of operations.  This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period.  The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) – portfolio derivatives” were:

	Three Months Ended			Six Months Ended
(Dollars in 000s)	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Non-cash changes in fair value	$(1,024)	$1,894	$(12,087)	$870	$8,541
Cash settlements received (paid)	11,845	10,264	2,655	22,109	2,369
Other income (expense) – portfolio derivatives	$10,821	$12,158	$(9,432)	$22,979	$10,910

Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in GAAP total expenses.

Management believes that the presentation of REIT taxable income provides useful information to investors regarding the estimated annual distributions to our investors.

As required by Regulation G, a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in the remainder of this Schedule 2.

Regulation G Reconciliation

Core Income From Continuing Operations, Core Earnings Per Share From Continuing Operations-Diluted

Core Net Income and Core Earnings Per Share-Diluted

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
	(Dollars in 000’s, except share and per share data)	2006	2006	2005	2006	2005
	Core Income From Continuing Operations and Core Net Income:
	Income from continuing operations	$3,805	$14,573	$24,521	$18,378	$66,916
	Discontinued operations, net of income tax	—	(1,645)	(695)	(1,645)	(1,336)
	Net income	3,805	12,928	23,826	16,733	65,580
Less:	Mark to market (gain) loss on portfolio derivatives included in “Other income (expense) - portfolio derivatives”
	Mark to market interest rate swaps	1,024	(1,894)	11,788	(870)	(8,770)
	Mark to market interest rate cap	—	—	299	—	229
	Total mark to market on portfolio derivatives	1,024	(1,894)	12,087	(870)	(8,541)

	Less: Amortization of interest rate swap buydown payments	(781)	(867)	—	(1,648)	—
	Core net income	$4,048	$10,167	$35,913	$14,215	$57,039

	Core Earnings per Share From Continuing Operations - Diluted and Core Earnings Per Share - Diluted:
	Income from continuing operations	$3,805	$14,573	$24,521	$18,378	$66,916
	Unvested restricted stock dividends	(97)	(78)	(176)	(175)	(176)
	Income from continuing operations available to common shareholders	3,708	14,495	24,345	18,203	66,740
	Discontinued operations, net of income tax	—	(1,645)	(695)	(1,645)	(1,336)
	Net income available to common shareholders	3,708	12,850	23,650	16,558	65,404
Less:	Mark to market (gain) loss on portfolio derivatives	1,024	(1,894)	12,087	(870)	(8,541)
	Amortization of interest rate swap buydown payments	(781)	(867)	—	(1,648)	—
	Core net income available to common shareholders	$3,951	$10,089	$35,737	$14,040	$56,863

	Earnings per share from continuing operations - basic and diluted	$0.08	$0.30	$0.50	$0.38	$1.38
	Core earnings per share from continuing operations - basic and diluted	$0.08	$0.24	$0.75	$0.32	$1.20

	Earnings per share - basic and diluted	$0.08	$0.27	$0.49	$0.35	$1.35
	Core earnings per share - basic and diluted	$0.08	$0.21	$0.74	$0.29	$1.17

	Diluted weighted average common shares outstanding	47,677,853	48,273,985	48,462,126	47,974,272	48,462,057

	Core Return on Average Assets and Core Return on Average Equity:
	Average total equity	$504,588	$528,039	$558,407	$516,313	$552,386
	Average total assets	6,198,692	6,157,291	5,651,150	6,148,329	5,541,016
	Core average total equity	476,416	500,692	530,409	488,554	524,964
	Core average total assets	6,198,692	6,157,291	5,651,150	6,148,329	5,541,016

	Return on average equity (annualized)	3.0%	9.8%	17.1%	6.5%	23.7%
	Return on average assets (annualized)	0.2%	0.8%	1.7%	0.5%	2.4%

	Core return on average equity (annualized)	3.4%	8.1%	27.1%	5.8%	21.7%
	Core return on average assets (annualized)	0.3%	0.7%	2.5%	0.5%	2.1%

	Average Balance Data
	Mortgage loans held for sale*	$324,336	$330,044	$701,022	$327,190	$458,903
	Mortgage loans held for investment	5,564,433	5,453,923	4,590,662	5,509,484	4,736,675
	Warehouse financing - mortgage loans held for sale*	242,929	212,156	516,843	227,543	307,528
	Warehouse financing - mortgage loans held for investment	477,987	510,867	223,368	494,336	370,294
	Securitization financing	$4,975,958	$4,825,196	$4,242,147	$4,900,994	$4,215,218

*Excludes average balance data relating to discontinued operations.

Regulation G Reconciliation - Core Net Interest Income & Core Yield Analysis

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in 000’s)	2006	2006	2005	2006	2005
Core net interest income after provision for loan losses

Net interest income after provision for loan losses	$20,789	$24,800	$39,415	$45,589	$82,444
Plus: Net cash settlements received (paid) on portfolio derivatives included in “Other income (expense) - portfolio derivatives	11,845	10,264	2,655	22,109	2,369
Less: Amortization of interest rate swap buydown payments	(781)	(867)	—	(1,648)	—
Core net interest income after provision for loan losses	$31,853	$34,197	$42,070	$66,050	$84,813

Interest income loans held for investment	$100,440	$95,113	$80,574	$195,553	$163,410

Interest expense loans held for investment	77,589	68,916	41,773	146,505	80,381
Plus: Net cash settlements (received) paid on portfolio derivatives	(11,845)	(10,264)	(2,655)	(22,109)	(2,369)
Plus: Amortization of interest rate swap buydown payments	781	867	—	1,648	—
Core interest expense - loans held for investment	66,525	59,519	39,118	126,044	78,012

Core net interest income loans held for investment	33,915	35,594	41,456	69,509	85,398
Provision for loan losses loans held for investment	5,466	5,393	6,863	10,859	11,357
Core net interest income loans held for investment after provision for loan losses	28,449	30,201	34,593	58,650	74,041

Net interest income loans held for sale	3,404	3,996	7,477	7,400	10,772
Core net interest income after provision for loan losses	$31,853	$34,197	$42,070	$66,050	$84,813

Core Yield Analysis
Core yield analysis - loans held for investment

Coupon interest income on loans held for investment	7.21%	7.07%	6.65%	7.14%	6.66%
Amortization of deferred origination costs	(0.44)%	(0.50)%	(0.46)%	(0.47)%	(0.45)%
Prepayment fees	0.37%	0.41%	0.75%	0.39%	0.65%
Yield on loans held for investment	7.14%	6.98%	6.94%	7.06%	6.86%

Cost of financing for loans held for investment	5.63%	5.17%	3.70%	5.40%	3.48%
Net cash settlements (received) paid on portfolio derivatives*	(0.86)%	(0.77)%	(0.23)%	(0.81)%	(0.10)%
Amortization of interest rate swap buydown payments	0.06%	0.06%	0.00%	0.06%	0.00%
Core cost of financing for loans held for investment	4.83%	4.46%	3.47%	4.65%	3.38%

Net yield on loans held for investment	1.63%	1.92%	3.34%	1.77%	3.49%
Net cash settlements received (paid) on portfolio derivatives*	0.84%	0.75%	0.23%	0.80%	0.10%
Amortization of interest rate swap buydown payments	(0.06)%	(0.06)%	0.00%	(0.06)%	0.00%
Core net yield on loans held for investment	2.41%	2.61%	3.57%	2.51%	3.59%
Provision for loan losses - loans held for investment	(0.39)%	(0.40)%	(0.59)%	(0.39)%	(0.48)%
Core yield on loans held for investment after provision for loan losses	2.02%	2.21%	2.98%	2.12%	3.11%

Yield analysis - loans held for sale

Yield on loans held for sale	8.53%	8.00%	7.25%	8.26%	7.43%
Cost of financing for loans held for sale	5.84%	4.91%	4.11%	5.41%	4.11%
Net yield on loans held for sale	4.15%	4.84%	4.22%	4.50%	4.67%

Core yield analysis - loans held for investment and loans held for sale

Yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	1.40%	1.72%	2.95%	1.56%	3.16%
Net cash settlements received (paid) on portfolio derivatives	0.79%	0.71%	0.20%	0.75%	0.09%
Amortization of interest rate swap buydown payments	(0.05)%	(0.06)%	0.00%	(0.06)%	0.00%
Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	2.14%	2.37%	3.15%	2.25%	3.25%

*                 Net cash settlements on portfolio derivatives are calculated as a percentage of the average debt outstanding for loans held for investment in calculating the core cost of financing for loans held for investment and as a percentage of the average loan balance in calculating the core yield for loans held for investment.

Regulation G Reconciliation - Cost to Produce and REIT Taxable Income

Cost to produce

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in 000’s)	2006	2006	2005	2006	2005
Total expenses	$32,487	$33,759	$29,050	$66,246	$58,938
Deferred origination costs	9,774	6,506	11,632	16,280	19,694
Servicing costs - internal and external	(3,312)	(3,255)	(2,505)	(6,567)	(5,823)
Total general and administrative costs	38,949	37,010	38,177	75,959	72,809
Premiums paid, net of fees collected	(1,330)	(1,398)	1,596	(2,728)	2,188
Cost to produce*	$37,619	$35,612	$39,773	$73,231	$74,997

Mortgage loan fundings*	$1,460,017	$1,011,318	$1,685,002	$2,471,336	$2,832,863

Cost to produce as % of mortgage loan fundings	2.58%	3.52%	2.36%	2.96%	2.65%

Cost to produce as % of mortgage loan fundings
Total expenses	2.23%	3.34%	1.72%	2.68%	2.08%
Deferred origination costs	0.67%	0.64%	0.69%	0.66%	0.70%
Servicing costs - internal and external	(0.23)%	(0.32)%	(0.14)%	(0.27)%	(0.21)%
Total general and administrative costs	2.67%	3.66%	2.27%	3.07%	2.57%
Premiums paid, net of fees collected	(0.09)%	(0.14)%	0.09%	(0.11)%	0.08%
Cost to produce as % of mortgage loan fundings	2.58%	3.52%	2.36%	2.96%	2.65%

*Excludes cost to produce and mortgage loan fundings relating to discontinued operations.

Estimated REIT Taxable Income

	Six months	Year
	ended	ended
(Dollars in 000,000’s)	June 30, 2006	Dec. 31, 2005
Consolidated GAAP pre-tax net income	$12.7	$102.9
Plus: Provision for loan losses in excess of actual charge-offs	0.5	21.5
Plus: Variance in recognition of net origination expenses	(0.2)	6.4
Less: Taxable REIT subsidiary pre-tax net (income) loss	12.0	(9.6)
Less: Mark to market valuation changes on derivatives	(0.7)	(9.0)
Miscellaneous other	0.7	(7.2)
Estimated REIT taxable income	$25.0	$105.0